Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-236558) and Form S-3 (File No. 333-251652) of Sanara MedTech Inc. of our report dated March 30, 2022 with respect to the consolidated financial statements of Sanara MedTech Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Weaver and Tidwell, L.L.P.

Austin, Texas

March 30, 2022